CERTIFICATE OF AMENDMENT TO CERTIFICATE OF TRUST
OF
FRANKLIN TEMPLETON HOLDINGS TRUST

THIS Certificate of Amendment to the Certificate of Trust of FRANKLIN TEMPLETON HOLDINGS TRUST (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the "Act") pursuant to § 3810(b) of the Act.

1. Name. The name of the statutory trust amended hereby is FRANKLIN TEMPLETON HOLDINGS TRUST. The original Certificate of Trust of the Trust was filed with the Secretary of State of Delaware on April 19, 2021.

2. Amendment to Certificate of Trust. The Trust's Certificate of Trust is hereby amended by changing the Trustee of the Trust to DELAWARE TRUST COMPANY. The name and business address of the Delaware Trustee, which is the sole trustee of the Trust, in the State of Delaware is Delaware Trust Company, 251 Little Falls Drive Wilmington DE 19808.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 11th day of May, 2022.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Delaware Trustee of the Trust

By: ______________________
Name: Gregory Daniels
Title: Assistant Vice President

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:33 PM 05/10/2022
FILED 01:33 PM 05/10/2022
SR 20221888451 - File Number 5852063